FOR: SSI INVESTMENTS II LIMITED

COMPANY CONTACT:

Tom McDonald

Chief Financial Officer

(603) 324-3000, x4232

SSI Investments II Limited Reports Fourth Quarter and Fiscal 2013 Results

NASHUA, NH, April 24, 2013 - SSI Investments II Limited (“SSI II”), a parent company of Skillsoft Limited (formerly Skillsoft PLC), a  provider of cloud based learning solutions for customers worldwide, today announced financial results for its fourth fiscal quarter of fiscal 2013 and its fiscal year ended January 31, 2013.

Basis of Presentation

On May 26, 2010, SSI Investments III Limited, a wholly owned subsidiary of SSI II, completed its acquisition of Skillsoft PLC (the “Acquisition”), which was subsequently re-registered as a private limited company and whose corporate name changed from Skillsoft PLC to Skillsoft Limited (“Skillsoft”).

On October 14, 2011, the Company announced that its indirect subsidiaries, Skillsoft Corporation and Skillsoft Ireland Limited, completed their acquisition of the Element K business from NIIT Ventures, Inc., an indirect subsidiary of NIIT Limited (the “Element K acquisition”).

On September 25, 2012, the Company announced that it completed its unconditional cash offer made by its indirect subsidiary, Skillsoft Ireland Limited, for the entire issued and to be issued share capital of ThirdForce Group plc as structured under Irish law (the “ThirdForce acquisition”).

The Company's management has furnished in this press release and the accompanying financial information certain financial measurements that are not in accordance with generally accepted accounting principles (GAAP) in the United States.  As used herein, non-GAAP revenue and days sales outstanding (“DSOs”) from non-GAAP revenue exclude fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition, the Element K acquisition and the ThirdForce acquisition.  Additionally, DSOs from non-GAAP revenue include revenues from the business prior to the Element K acquisition and the ThirdForce acquisition. Non-GAAP deferred revenue excludes the unamortized fair value adjustments to acquired deferred revenue from the aforementioned acquisitions.

EBITDA represents net income (loss) plus (i) interest expense, (ii) (benefit) provision for income taxes and (iii) depreciation and amortization, less interest income.  Non-GAAP adjusted EBITDA is calculated by adding to EBITDA certain items of expense and deducting from EBITDA certain items of income that the Company's management believes are not indicative of the Company's future operating performance, including stock-based compensation expense, merger and integration related expenses, revenue reductions and incremental expenses related to purchase accounting as a result of the Acquisition, the Element K acquisition and the ThirdForce acquisition and business realignment strategy charges.

These non-GAAP financial measures are not in accordance with, or an alternative to, financial information prepared in accordance with GAAP and may not be comparable to similar non-GAAP financial measures used by other companies.  These non-GAAP measures should not be considered in isolation from, or as a substitute for, the financial results prepared in accordance with GAAP.  The Company’s management uses these non-GAAP financial measures as alternative means for assessing the Company’s results of operations and believes that they may also provide useful information to the Company’s investors.  In addition, certain covenants in the Company’s credit agreement are based on non-GAAP financial measures, such as non-GAAP adjusted EBITDA, or adjusted EBITDA as defined in our senior credit facilities, and evaluating and presenting these measures allows the Company and its investors to assess the Company’s compliance with the covenants in the Company’s credit agreement and the Company’s ability to meet its future debt service, capital expenditures and working capital requirements.  The Company’s management believes that DSOs are useful as a comparison of DSOs from the current period to the prior period in order for the Company’s management to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business.

In the fourth quarter ended January 31, 2013, the Company recognized $14.2 million of stock based compensation expense within research and development, selling and marketing and general and administrative expenses, which includes $8.1 million of stock-based compensation attributable to services performed in prior periods, which should have been recognized in those periods.  The correction of the cumulative expense to date in the current period was not considered material to the Company’s current or prior consolidated financial statements and has no impact on non-GAAP adjusted EBITDA.

Fiscal 2013 Fourth Quarter Results

The Company reported revenue of $101.2 million for the fourth quarter ended January 31, 2013 of its fiscal year ending January 31, 2013 (fiscal 2013), which represented a $14.2 million increase from the $87.0 million reported in the fourth quarter ended January 31, 2012 of the fiscal year ended January 31, 2012 (fiscal 2012).  The reconciliation from non-GAAP revenue to GAAP revenue is as follows (amounts in millions):

	Fourth Quarter Fiscal 2013	Fourth Quarter Fiscal 2012
Non-GAAP revenue	$104.9	$93.5
Fair value adjustments to deferred revenue from purchase accounting	(4.4)	(6.5)
ThirdForce products excluded from non-GAAP revenues	0.7	-
GAAP revenue	$101.2	$87.0

Of the $14.2 million increase in revenue, approximately $6.0 million is related to additional revenue generated from the ThirdForce business following the ThirdForce acquisition, approximately $5.4 million is related to additional revenue generated from an increase in current and prior period bookings, as compared to revenue generated from bookings in the same period in fiscal 2012, approximately $2.1 million is related to a net reduction in the fair value adjustments to acquired deferred revenue in purchase accounting and approximately $0.7 million of revenue is related to ThirdForce products excluded from non-GAAP revenue as these offerings will not be replaced for customers upon renewal.

The Company’s deferred revenue at January 31, 2013 was approximately $262.5 million, which represented a $20.4 million increase from the $242.1 million reported at January 31, 2012.  The components of deferred revenues are as follows (amounts in millions):

	January 31, 2013	January 31, 2012
Non-GAAP deferred revenue	$268.9	$253.8
Unamortized fair value adjustments to deferred revenue from purchase accounting	(7.6)	(11.7)
ThirdForce products excluded from non-GAAP deferred revenue	1.2	-
Deferred revenue GAAP basis	$262.5	$242.1

Of the $20.4 million increase in deferred revenue, approximately $13.0 million is related to deferred revenues from the ThirdForce business, approximately $4.1 million is related to a net decrease from the unamortized fair value adjustments to acquired deferred revenue in purchase accounting, approximately $2.1 million is related to increased billings from current and prior period bookings and approximately $1.2 million of deferred revenue is related to ThirdForce products excluded from non-GAAP revenues as these offerings will not be replaced to customers upon renewal.

The Company’s net loss was $32.2 million for the fourth quarter of fiscal 2013 as compared to $36.5 million for the fourth quarter of fiscal 2012.  The Company’s net loss in the fourth quarter of fiscal 2013 includes the impact from stock-based compensation expense, the Acquisition, the Element K acquisition and the ThirdForce acquisition, the significant components of which are as follows (amounts in millions):

	Fourth Quarter Fiscal 2013	Fourth Quarter Fiscal 2012
Fair value adjustments to deferred revenue in purchase accounting	$4.4	$6.5
Amortization of intangible assets related to content and technology	14.1	17.7
Fair value adjustments to prepaid commissions in purchase accounting	(0.2)	(0.7)
Acquisition related expenses	0.4	1.1
Restructuring expenses	1.6	0.6
Stock-based compensation expense	14.2	-
Merger, integration and related costs	4.6	4.7
Amortization of intangible assets	16.6	18.8
Interest expense from borrowings	15.7	16.7
	$71.4	$65.4

Gross margin was 76% for the Company’s fiscal 2013 fourth quarter as compared to 70% for the fiscal 2012 fourth quarter.  The increase in gross margin for the fiscal 2013 fourth quarter is primarily due to the overall increase in revenues primarily as a result of the Element K acquisition and the ThirdForce acquisition, as well as a decrease in the amortization of intangible assets related to content and technology from purchase accounting of $3.6 million from the Acquisition.

Research and development expenses increased to $18.4 million in the fiscal 2013 fourth quarter from $16.5 million in the fiscal 2012 fourth quarter.  Approximately $1.5 million of this increase is related to stock-based compensation expense and $0.9 million of this increase is related to outsourced software and content development expenses, which was partially offset by a reduction in software and content development related headcount expenses of approximately $0.5 million.  Research and development expenses were 18% of revenue for the fiscal 2013 fourth quarter as compared to 19% for the fiscal 2012 fourth quarter, primarily due to the increase in revenues, which was partially offset by the aforementioned net increase in expenses.

Sales and marketing expenses increased to $40.6 million in the fiscal 2013 fourth quarter from $33.9 million in the fiscal 2012 fourth quarter. Approximately $3.8 million of this increase is related to stock-

based compensation expense and $0.4 million of this increase represents incremental costs related to the ThirdForce business.  In addition, we incurred $3.0 million of incremental investments in Skillsoft’s core business, which includes additional headcount costs, commission expense and marketing programs. These increases were partially offset by a reduction in consulting fees of $0.5 million as a result of certain initiatives concluding in the prior period. Sales and marketing expenses were 40% of revenue for the fiscal 2013 fourth quarter as compared to 39% for the fiscal 2012 fourth quarter, primarily due to the aforementioned net increase in expenses, which were partially offset by an increase in revenues.

General and administrative expenses increased to $20.3 million in the fiscal 2013 fourth quarter from $9.9 million in the fiscal 2012 fourth quarter.  Approximately $8.9 million of this increase is related to stock-based compensation expense, $0.2 million of this increase is related administrative costs associated with the ThirdForce business, approximately $0.7 million is related to fees incurred in connection with the re-financing of the Company’s borrowing arrangements and $0.3 million is related to increased administrative taxes and $0.2 million is related to consulting fees from Skillsoft’s core business.  General and administrative expenses were 20% of revenue for the fiscal 2013 fourth quarter and 11% for the fiscal 2012 fourth quarter, primarily due to the aforementioned net increase in expenses, which were partially offset by an increase in revenues.

Acquisition related expenses decreased to approximately $0.4 million in the fiscal 2013 fourth quarter primarily due to activity related to the ThirdForce acquisition, as compared to $1.1 million in the fiscal 2012 fourth quarter, which related to activities associated with the Element K acquisition.

Merger, integration and related expenses decreased to approximately $4.6 million in the fiscal 2013 fourth quarter as compared to $4.7 million in the fiscal 2012 fourth quarter.  The fiscal 2013 fourth quarter expense includes approximately $3.4 million of costs associated with exiting vendor obligations, professional fees and headcount costs associated with transition activities and process integration activities from the Element K acquisition and the ThirdForce acquisition and approximately $1.2 million of expenditures related to cost savings initiatives, which can be added back to non-GAAP adjusted EBITDA under our debt covenants.  This compares to the fiscal 2012 fourth quarter expense, which includes $3.5 million of costs associated with exiting vendor obligations, professional fees and headcount costs associated with transition activities and process integration activities from the Element K acquisition and approximately $1.2 million of expenditures related to cost savings initiatives, which can be added back to non-GAAP adjusted EBITDA under our debt covenants.

Restructuring costs increased to approximately $1.6 million for the fiscal 2013 fourth quarter primarily due to workforce redundancy costs associated with the ThirdForce acquisition, as compared to $0.6 million for the fiscal 2012 fourth quarter, which related primarily to workforce redundancy costs associated with the Element K acquisition.

Interest expense decreased to $16.0 million for the fiscal 2013 fourth quarter from $16.7 million in the fiscal 2012 fourth quarter.  The decrease in interest expense is primarily due to the reduction in interest rates in connection with the repricing of the Company’s borrowing in the fiscal 2013 third quarter, which was partially offset by incremental borrowings under the senior credit facilities incurred in connection with the ThirdForce acquisition.

Non-GAAP adjusted EBITDA, or adjusted EBITDA as defined in our senior credit facilities, for the fiscal 2013 fourth quarter was $35.4 million as compared to $29.3 million for the fiscal 2012 fourth quarter.  The reconciliation of net loss to Non-GAAP adjusted EBITDA is as follows (amounts in millions):

	Fourth Quarter Fiscal 2013	Fourth Quarter Fiscal 2012
Net loss, as reported	$(32.2)	$(36.5)
Interest expense, net	15.7	16.7
Depreciation and amortization	1.8	1.3
Amortization of intangible assets	30.8	36.5
Benefit for income taxes	(6.4)	(3.5)
EBITDA	9.7	14.5

Stock-based compensation expense	14.2	-
ThirdForce products excluded from non-GAAP revenues	(0.7)	-
Other (income) expense, net	(1.0)	0.2
Retention bonus	1.0	1.1
Sponsor fees	0.4	0.4
Consulting and advisory fees	0.7	1.1
Restructuring expenses	1.6	0.6
Acquisition related expenses	0.4	1.1
Merger, integration and related costs	4.6	4.7
Debt repricing and financing fees	0.7	-
Income from discontinued operations	(0.4)	(0.2)
Fair value adjustments to prepaid commissions in purchase accounting	(0.2)	(0.7)
Fair value adjustments to deferred revenue in purchase accounting	4.4	6.5
Non-GAAP adjusted EBITDA	$35.4	$29.3

In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period.  Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

The Company’s DSOs from non-GAAP revenue were in the targeted range for the fiscal 2013 fourth quarter. On a net basis, which considers only receivable balances for which revenue has been recorded; DSOs from non-GAAP revenue were 11 days in the fiscal 2013 fourth quarter as compared to 9 days in the fourth quarter of fiscal 2012 and 6 days in the third quarter of fiscal 2013.  On a gross basis, which considers all items billed as receivables, DSOs from non-GAAP revenue were 154 days in the fiscal 2013 fourth quarter, as compared to 166 days as in the fourth quarter of fiscal 2012, and 77 days in the third quarter of fiscal 2013.

Fiscal 2013 Results

For the fiscal year ended January 31, 2013, the Company reported revenue of $379.9 million, which represented a net increase of $50.8 million from the $329.1 million reported in the fiscal year ended January 31, 2012.  The reconciliation from non-GAAP revenue to GAAP revenue is as follows (amounts in millions):

	Fiscal 2013	Fiscal 2012
Non-GAAP revenue	$395.1	$345.6
Fair value adjustments to deferred revenue from purchase accounting	(15.9)	(16.5)
ThirdForce products excluded from non-GAAP revenues	0.7	-
GAAP revenue	$379.9	$329.1

Of the $50.8 million increase in revenue, approximately $41.7 million is related to additional revenue generated from an increase in current and prior period bookings, as compared to revenue generated from bookings in the same period in fiscal 2012, approximately $7.8 million is related to additional revenue generated from the ThirdForce business following the ThirdForce acquisition, approximately $0.6 million is related to a net reduction in the fair value adjustments to acquired deferred revenue in purchase accounting from the Acquisition, the Element K acquisition and the ThirdForce acquisition and approximately $0.7 million of revenue from ThirdForce products excluded from non-GAAP revenue as these offerings will not be replaced to customers upon renewal.

The Company’s net loss was $97.3 million for fiscal 2013 as compared to $100.1 million for fiscal 2012.  The Company’s net loss in fiscal 2013 includes the impact of stock-based compensation expense, the Acquisition, the Element K acquisition and the ThirdForce acquisition, the significant components of which are as follows (amounts in millions):

	Fiscal 2013	Fiscal 2012
Fair value adjustments to deferred revenue in purchase accounting	$15.9	$16.5
Amortization of intangible assets related to content and technology	60.6	66.1
Fair value adjustments to prepaid commissions in purchase accounting	(1.3)	(1.4)
Acquisition related expenses	4.0	3.5
Restructuring expenses	4.5	2.7
Stock-based compensation expense	14.2	-
Merger, integration and related costs	20.6	5.7
Amortization of intangible assets	63.1	66.4
Interest expense from new borrowings	65.8	62.0
	$247.4	$221.5

Gross margin was 74% in fiscal 2013 as compared to 70% in fiscal 2012.  The increase in gross margin in fiscal 2013 is primarily due to the previously aforementioned increase in revenue, as well as a $5.5 million net decrease in the amortization of intangible assets related to content and technology from purchase accounting from the Acquisition, net of additional amortization expense from the Element K acquisition and ThirdForce acquisition.  The increase in gross margin was partially offset by an increase in cost of sales of approximately $6.0 million, which is primarily related to incremental headcount and hosting expenses related to transitioning ThirdForce and Element K customer contracted product obligations assumed in both acquisitions.

Research and development expenses increased to $58.3 million in fiscal 2013 from $55.6 million in fiscal 2012.  Approximately $1.5 million of this increase is related to stock-based compensation and approximately $3.8 million of this increase is related incremental headcount and compensation related expenses, which was partially offset by a reduction in outsourced software and content development related expenses of approximately $2.8 million.  Research and development expenses were 15% of revenue in fiscal 2013 as compared to 17% in fiscal 2012, primarily due to the increase in revenues partially offset by the aforementioned net increase in expenses.

Sales and marketing expenses increased to $140.9 million in fiscal 2013 from $119.6 million in fiscal 2012. Approximately $3.8 million of this increase is related to stock-based compensation expense and approximately $10.0 million of this increase is related to incremental headcount and compensation related expenses (of which approximately $5.0 million and $0.3 million were a result of the Element K acquisition and the ThirdForce acquisition, respectively).  The increase in sales and marketing expense is also related to an increase in commission expense of $4.1 million (of which approximately $2.1 million was a result of the Element K acquisition).  The increase in headcount also contributed to an increase in travel and office expenses of $1.1 million.  Furthermore, the Company incurred incremental marketing costs of $2.3 million to support our sales growth initiatives. Sales and marketing expenses were 37% of revenue in fiscal 2013, as compared to 36% in fiscal 2012, primarily due to the aforementioned net increase in expenses offset by the increase in revenues.

General and administrative expenses increased to $48.1 million in fiscal 2013 from $33.4 million in fiscal 2012.  Approximately $8.9 million of this increase is related to stock-based compensation expense and $2.9 million of this increase is related to professional and legal fees primarily associated with the Company’s borrowing arrangements.  In addition, the Company incurred an increase in headcount related costs of $1.2 million and additional expense of $0.9 million in incremental administrative taxes.  General and administrative expenses were 13% of revenue in fiscal 2013 and 10% in fiscal 2012, primarily due to the aforementioned increase in expenses offset by the increase in revenue.

Acquisition related expenses increased to approximately $4.0 million in fiscal 2013 primarily due to activity related to the ThirdForce acquisition, as compared to $3.5 million in fiscal 2012, which related to activities associated with the Element K acquisition.

Merger, integration and related expenses increased to approximately $20.6 million in fiscal 2013 as compared to $5.7 million in fiscal 2012.  The fiscal 2013 expense includes approximately $13.2 million of costs associated with exiting vendor obligations, professional fees and headcount costs associated with transition activities and process integration activities from the Element K acquisition and the ThirdForce acquisition and approximately $7.4 million of expenditures related to cost savings initiatives, which can be added back to non-GAAP adjusted EBITDA under our debt covenants.  This compares to the fiscal 2012 expense, which includes of $4.5 million of costs associated with exiting vendor obligations, professional fees and headcount costs associated with transition activities and process integration activities from the Element K acquisition and approximately $1.2 million of expenditures related to cost savings initiatives, which can be added back to non-GAAP adjusted EBITDA under our debt covenants.

Restructuring costs increased to approximately $4.5 million in fiscal 2013 as compared to $2.7 million in fiscal 2012.  The increase was primarily due to activity related to the ThirdForce acquisition.

Interest expense increased to $65.8 million in fiscal 2013 from $62.0 million in fiscal 2012.  The increase in interest expense is primarily due to the incremental borrowings under our senior credit facilities incurred in connection with the ThirdForce acquisition, partially offset by the repricing of our senior credit facilities.

The Company’s tax benefit from continuing operations was approximately $18.6 million for fiscal 2013 and consisted of a cash tax provision of approximately $5.8 million and a non-cash tax benefit of approximately $24.4 million.  This compares to a $17.5 million tax benefit in fiscal 2012, which consisted of a cash tax provision of approximately $4.0 million and a non-cash tax benefit of approximately $21.5 million.  The increase in the fiscal year 2013 tax benefit was primarily due to the tax benefit recorded on our loss from operations and the change in the geographic distribution of worldwide earnings resulting, in part, from the effects of purchase accounting related to the Acquisition.

Non-GAAP adjusted EBITDA, or adjusted EBITDA as defined in our senior credit facilities, for fiscal 2013 was $151.1 million as compared to $130.1 million for fiscal 2012.  The reconciliation of net loss to Non-GAAP adjusted EBITDA is as follows (amounts in millions):

	Fiscal 2013	Fiscal 2012
Net loss, as reported	$(97.3)	$(100.1)
Interest expense, net	64.9	61.9
Depreciation and amortization	5.5	4.2
Amortization of intangible assets	123.7	132.4
Benefit for income taxes	(18.6)	(17.6)
EBITDA	78.2	80.8

Stock-based compensation expense	14.2	-
ThirdForce products excluded from non-GAAP revenue	(0.7)	-
Other expense, net	0.1	1.4
Retention bonus	1.0	1.1
Sponsor fees	1.6	1.5
Consulting and advisory fees	1.9	3.3
Restructuring expenses	4.5	2.7
Acquisition related expenses	4.0	3.5
Merger, integration and related costs	20.6	5.7
Debt repricing and financing fees	2.6	-
Loss (income) from discontinued operations	0.2	(0.2)
Fair value adjustments to prepaid commissions in purchase accounting	(1.3)	(1.4)
Fair value adjustments to deferred revenue in purchase accounting	15.9	16.5
Pro-forma Element K EBITDA	-	15.2
Pro-forma ThirdForce EBITDA	8.3	-
Non-GAAP adjusted EBITDA	$151.1	$130.1

The Company had approximately $39.2 million in cash, cash equivalents and restricted cash as of January 31, 2013 as compared to $29.0 million as of January 31, 2012.  This increase is primarily due to the proceeds from the increased borrowings under the senior credit facilities, net of fees, of $45.7 million, related to the ThirdForce acquisition and cash provided by operations of $35.9 million.  The increase was partially offset by cash paid for the ThirdForce acquisition, net of cash received of $62.3 million, principal payments on the Company’s senior credit facilities of $3.1 million and purchases of property and equipment of $6.4 million.

The Company’s senior credit facilities require the Company to comply on a quarterly basis with a single financial covenant for the benefit of the revolving credit facility lenders only.  The financial covenant requires the Company to maintain a maximum secured leverage ratio tested on the last day of each fiscal quarter (but failure to maintain the required ratio would not result in a default under the revolving credit facility so long as the revolving credit facility is undrawn at such time). The maximum secured leverage ratio will reduce over time, subject to increase in connection with certain material acquisitions. The Company’s senior credit facilities and senior notes also include various nonfinancial covenants.  As of January 31, 2013, the Company was in compliance with this financial covenant and all nonfinancial covenants.

The Company’s 12-month non-cancelable revenue backlog at January 31, 2013 was approximately $327 million (which includes deferred revenue and committed contracts and excludes the impact of purchase accounting related to the Acquisition, the Element K acquisition and the ThirdForce acquisition), as compared to a 12-month non-cancelable revenue backlog at January 31, 2012 of approximately $288 million.  Approximately $13 million of this increase is from the ThirdForce business following the ThirdForce acquisition and $26 million of this increase is attributed to additional billings in fiscal 2013 as compared to fiscal 2012.

Backlog is calculated by the Company by combining the amount of deferred revenue at each fiscal year end with the amounts to be added to deferred revenue throughout the next twelve months from billings under committed customer contracts and from determining how much of these amounts are scheduled to amortize into revenue during the upcoming fiscal year.  The amount scheduled to amortize into revenue during the upcoming fiscal year is disclosed as “backlog” as of the end of the preceding fiscal year.  Amounts to be added to deferred revenue during the upcoming fiscal year include subsequent installment billings for ongoing contract periods as well as billings for committed contract renewals.  We have included this disclosure due to the fact that it is directly related to our subscription based revenue recognition policy.  This is a key annual business metric, which factors into our forecasting and planning activities and provides visibility into revenue for the upcoming fiscal year.

The Company’s combined dollar renewal rate, excluding the Element K and ThirdForce businesses, decreased to 101% in fiscal 2013 as compared to 102% in fiscal 2012.  The fiscal 2013 combined dollar renewal rate (which includes the impact from the Element K business, but excludes the impact from the ThirdForce business following the ThirdForce acquisition) was 98%.  This metric excludes the custom business since that business isn’t considered renewable year to year and excludes the effects from purchase accounting related to the Acquisition, the Element K acquisition and ThirdForce acquisition.  Additionally, this metric combines the dollar renewal rate on expiring customers and the dollar upgrade rate on all existing customers (committed and expiring) to provide a single metric that approximates existing customer contract dollars spent with Skillsoft year over year.

The Company’s average contract length was 19 months as of January 31, 2013 as compared to 18 months as of January 31, 2012, which is within the range of the Company’s expectations.  The Company’s 12-month average contract value as of January 31, 2013 increased to $90,000 as compared to $88,000 as of January 31, 2012.  The Company’s average total contract value as of January 31, 2013 increased to $139,000 as compared to $132,000 as of January 31, 2012. Average contract length, 12-month contract value and average total contract value include the impact from the Element K and ThirdForce business following their respective acquisitions, but exclude the effects from purchase accounting related to the Acquisition, the Element K acquisition and the ThirdForce acquisition.

Supplemental financial information will be available on the Company’s web site, www.skillsoft.com, at the time of the earnings call.

Conference Call

In conjunction with this release, management will conduct a conference call on Wednesday, April 24, 2013 at 8:30 a.m. EDT to discuss the Company’s fiscal 2013 financial and operating results.  Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, dial 800-322-9079 or 973-582-2717 for international callers and use the following passcode: 46048293.  The live conference call will be available via the Internet by accessing the Skillsoft Web site at www.skillsoft.com.  Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 12:01 a.m. EDT on April 25, 2013 until 11:59 p.m. EST on May 1, 2013. The replay number is 855-859-2056 or 404-537-3406 for international callers, passcode: 46048293. A webcast replay will also be available on Skillsoft’s Web site at www.skillsoft.com.

About SSI II

SSI Investments II Limited is an indirect parent of Skillsoft Limited, a pioneer in the field of learning with a long history of innovation. Skillsoft provides cloud based learning solutions for its customers worldwide, ranging from global enterprises, government, and education to mid-sized and small businesses. Skillsoft's customer support teams draw on a wealth of in-house experience and a comprehensive learning e-library to develop off-the-shelf and custom learning programs tailored to cost-effectively meet customer needs. Skillsoft's courses, books and videos have been developed by industry leading learning experts to ensure that they maximize business skills, performance, and talent development.

Skillsoft currently serves over 5,000 customers and more than 13,000,000 learners around the world.  Skillsoft is on the web at www.skillsoft.com.

Skillsoft courseware content described herein is for information purposes only and is subject to change without notice. Skillsoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

Skillsoft, the Skillsoft logo, Skillport, Search & Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide, Dialogue, Quickskill and inGenius are trademarks or registered trademarks of Skillsoft Ireland Limited in the United States and certain other countries. All other trademarks are the property of their respective owners.

From time to time, including in this press release, we may make forward-looking statements, including but not limited to statements relating to such matters as anticipated financial performance, business prospects, strategy, plans, regulatory, market and industry trends, liquidity and similar matters. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. We note that a variety of factors, including known and unknown risks and uncertainties as well as incorrect assumptions, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, among others, that we are highly leveraged; that our debt agreements contain restrictions that limit our flexibility in operating our business; that our quarterly operating results may fluctuate significantly; the effect of past and future acquisitions on our operations; volatility in the global market and economic conditions; that increased competition may result in decreased demand for our products and services; our ability to meet the needs of a rapidly changing, developing market; our ability to introduce new products; that our business is subject to currency fluctuations that could adversely affect our operating results; that we may be unable to protect our proprietary rights and other factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2012, as filed with the SEC on April 30, 2012.  You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.  Accordingly, investors should not place undue reliance on those statements.  The forward-looking statements contained in this press release reflect our expectations as of the date hereof and, except as required by applicable securities laws, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

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SSI Investments II and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands)

	Three Months Ended Janaury 31,		Twelve Months Ended January 31,
	2013	2012	2013	2012
Revenues	$101,157	$87,012	$379,949	$329,129
Cost of revenues	9,863	8,565	38,010	31,989
Cost of revenues - amortization of intangible assets	14,117	17,667	60,603	66,050
Gross profit	77,177	60,780	281,336	231,090

Operating expenses:
Research and development	18,436	16,511	58,260	55,626
Selling and marketing	40,579	33,850	140,864	119,575
General and administrative	20,331	9,855	48,062	33,418
Amortization of intangible assets	16,641	18,793	63,137	66,350
Acquisition related expenses	434	1,106	4,010	3,500
Merger and integration related expenses	3,365	3,481	13,193	4,516
Restructuring	1,642	553	4,497	2,723

Total operating expenses	101,428	84,149	332,023	285,708

Other (expense) income, net	1,018	(196)	(131)	(1,419)
Interest income	274	16	906	154
Interest expense	(16,012)	(16,717)	(65,771)	(62,006)
Loss before provision for income taxes	(38,971)	(40,266)	(115,683)	(117,889)

Provision for income taxes - cash	2,957	1,182	5,837	3,974
Benefit for income taxes - non-cash	(9,307)	(4,710)	(24,402)	(21,524)

Net loss before discontinued operations	$(32,621)	$(36,738)	$(97,118)	$(100,339)

Income (loss) from discontinued operations, net of an income tax provision of ($280) and benefit of $110 for the three and twelve months ended January 31, 2013, respectively and income tax provision of $96 for the three and twelve months ended January 31, 2012	420	192	(165)	192

Net loss	$(32,201)	$(36,546)	$(97,283)	$(100,147)

SSI Investments II
Condensed Consolidated Balance Sheets
(In thousands)

	January 31, 2013	January 31, 2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$39,048	$28,908
Restricted cash	136	108
Accounts receivable, net	188,682	181,574
Deferred tax assets	1,360	5,236
Assets held for sale	-	8,686
Prepaid expenses and other current assets	34,741	33,098

Total current assets	263,967	257,610

Property and equipment, net	13,654	9,305
Goodwill	637,524	597,395
Intangible assets, net	444,748	540,826
Deferred tax assets	10,090	3,072
Other assets	22,445	22,358

Total assets	$1,392,428	$1,430,566

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Current maturities of long term debt	$3,311	$2,384
Accounts payable	11,650	10,997
Accrued expenses	62,766	63,982
Deferred tax liabilities	15,153	4,176
Liabilities held for sale	-	4,940
Deferred revenue	262,452	242,130

Total current liabilities	355,332	328,609

Long term debt	755,034	712,309
Deferred tax liabilities	26,646	54,489
Other long term liabilities	10,016	6,172
Total long-term liabilities	791,696	772,970

Total stockholders' equity	245,400	328,987

Total liabilities and stockholders' equity	$1,392,428	$1,430,566

SSI Investments II
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Twelve Months Ended January 31,	Twelve Months Ended January 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(97,283)	$(100,147)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation	14,249	-
Depreciation and amortization	5,504	4,182
Amortization of intangible assets	123,740	132,400
Recovery of bad debts	38	152
Benefit for income taxes - non-cash	(24,504)	(21,524)
Non-cash interest expense	4,909	4,657
Non-cash loss on extinguishment of debt	254	-
Loss on disposition of assets	175	-
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	1,842	(27,075)
Prepaid expenses and other current assets	(160)	(5,689)
Accounts payable	(7,510)	(3,608)
Accrued expenses, including long-term	(4,179)	9,938
Deferred revenue	18,785	37,075
Net cash provided by operating activities	35,860	30,361
Cash flows from investing activities:
Purchases of property and equipment	(6,437)	(5,786)
Proceeds on disposition of assets	96	-
Acquisition of ThirdForce, net of cash received	(62,332)	-
Acquisition of Element K, net of cash received	-	(109,448)
Acquisition of 50 Lessons, net of cash received	-	(3,820)
(Increase) decrease in restricted cash, net	(28)	(49)
Net cash used in investing activities	(68,701)	(119,103)
Cash flows from financing activities:
Proceeds from capital contribution	-	325
Proceeds received on note for sale of TCE	840	-
Proceeds from issuance of Senior Credit Facilities, net of issuance costs and original issue discount	45,712	85,434
Principal payments on Senior Credit Facilities	(3,056)	(4,819)
Net cash used in financing activities	43,496	80,940
Effect of exchange rate changes on cash and cash equivalents	(515)	1,511
Net increase in cash and cash equivalents	10,140	(6,291)
Cash and cash equivalents, beginning of period	28,908	35,199
Cash and cash equivalents, end of period	$39,048	$28,908